Exhibit 99.9

SUPPLEMENTAL INDENTURE NO. 1
SUPPLEMENTAL INDENTURE NO. 1, dated as of December 5, 2012 (this "Supplemental Indenture"), between ALLY AUTO RECEIVABLES TRUST 2012-SN1, a Delaware statutory trust (the "Issuing Entity"), and CITIBANK, N.A., as AART indenture trustee under the AART Indenture referred to below (the "AART Indenture Trustee").
WITNESSETH:
WHEREAS, the Issuing Entity and the AART Indenture Trustee heretofore executed and delivered an AART Indenture, dated as of September 19, 2012 (the "AART Indenture"); capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in Part I of Appendix A to the Administration Agreement, dated as of September 19, 2012, among the Issuing Entity, Ally Auto Assets LLC and Ally Financial Inc.;
WHEREAS, Section 9.1(a)(v) of the AART Indenture provides that the Issuing Entity and the AART Indenture Trustee, when authorized by an Issuing Entity Order, may, without the consent of any of the Noteholders but with prior notice to the Rating Agencies, enter into one or more indentures supplemental to the AART Indenture to cure any ambiguity, to correct or supplement any provision herein or in any supplemental indenture which may be inconsistent with any other provision herein or in any supplemental indenture or in any other AART Transaction Document;
WHEREAS, the Issuing Entity desires to enter, and has requested the AART Indenture Trustee to join with it in entering, into this Supplemental Indenture for purposes of amending the AART Indenture in certain respects as permitted by Section 9.1(a)(v) of the AART Indenture;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuing Entity and the AART Indenture Trustee covenant and agree for the equal and ratable benefit of the Noteholders as follows:
ARTICLE I
AMENDMENTS
Section 1.1 Amendments Pursuant to Section 9.1(a)(v) the AART Indenture.

(a) Page 6 of Exhibit A-3 of the AART Indenture is hereby amended and restated as follows:
"ALLY AUTO RECEIVABLES TRUST 2012-SN1"
CLASS [B][C] NOTES
September 19, 2012

ALLY AUTO RECEIVABLES TRUST 2012-SN1, a statutory trust formed and existing under the laws of the State of Delaware (herein referred to as the "Issuing Entity"), for value received, hereby promises to pay to _________, or registered assigns, the principal sum of _______________ DOLLARS ($_________) or such lesser outstanding amount as may be payable in accordance with the AART Indenture (as defined on the reverse side of this Note), on each Distribution Date in an amount equal to the result obtained by multiplying (i) a fraction, the numerator of which is the initial principal amount hereof and the denominator of which is the initial aggregate principal amount for the Class [B][C] Note by (ii) the aggregate amount, if any, payable on such Distribution Date from the Note Distribution Account in respect of principal on the Class [B][C] Note pursuant to Sections 2.7, 3.1 and 8.2(c) of the AART Indenture; provided, however, that the entire unpaid principal amount of this Class [B][C] Note shall be due and payable on [__________] (the "Final Scheduled Distribution Date"), unless this Class [B][C] Note is earlier redeemed, pursuant to Section 10.1 of the AART Indenture, in which case such unpaid principal amount shall be due on the Redemption Date. The Issuing Entity shall pay interest on this Class [B][C] Note at the rate per annum shown above on each Distribution Date in accordance with the terms of the AART Indenture until the principal of this Class [B][C] Note is paid or made available for payment on the principal amount of this Class [B][C] Note outstanding on the preceding Distribution Date (after giving effect to all payments of principal made on the preceding Distribution Date (or, for the initial Distribution Date, the outstanding principal balance on the Closing Date)). Interest on the Class [B][C] Note will accrue from and including the Closing Date at the rate per annum shown above, and will be payable on each Distribution Date in an amount equal to the Aggregate Noteholders’ Interest Distributable Amount on such Distribution Date for the Class [B][C] Notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months (or, in the case of the initial Distribution Date, a 31 day period). Such principal of and interest on this Rule 144A Class [B][C] Note shall be paid in the manner specified in the AART Indenture. All interest payments on this Class [B][C] Note on any Distribution Date shall be made pro rata to the Class [B][C] Noteholders entitled thereto.
The principal of and interest on this Class [B][C] Note are payable in such coin or currency of the United States of America which, at the time of payment, is legal tender for payment of public and private debts. All payments made by the Issuing Entity with respect to this Class [B][C] Note shall be applied first to interest due and payable on this Class [B][C] Note as provided above and then to the unpaid principal of this Class [B][C] Note as provided above.
Reference is made to the further provisions of this Class [B][C] Note set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Class [B][C] Note."
(b) As of the date hereof, page 6 of any Notes issued and outstanding substantially in the form set forth in Exhibit A-3 to the AART Indenture shall be replaced with page 6 in substantially the form set forth in Exhibit A-3 as modified by this Supplemental Indenture, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the AART Indenture.

ARTICLE II
MISCELLANEOUS

Section 2.1    Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Issuing Entity and the AART Indenture Trustee, the AART Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the AART Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the AART Indenture shall be bound thereby.

Section 2.2    Effective Date of Supplemental Indenture. This Supplemental Indenture shall become effective upon the satisfaction of all conditions under Section 9.1(a)(v) of the AART Indenture.

Section 2.3 AART Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the AART Indenture shall remain in full force and effect.

Section 2.4    AART Indenture and Supplemental Indenture Construed Together This Supplemental Indenture is an indenture supplemental to and in implementation of the AART Indenture, and the AART Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.5    Confirmation and Preservation of AART Indenture. The AART Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.6    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7    Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Secured Parties, any benefit of any legal or equitable right, remedy or claim under the AART Indenture, this Supplemental Indenture or the Notes.

Section 2.8    Successors. All agreements of the Issuing Entity in this Supplemental Indenture shall bind its successors and assigns. All agreements of the AART Indenture Trustee in this Supplemental Indenture shall bind its successors and assigns.

Section 2.9    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 2.10 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.11 Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.12 Limitation of Liability of AART Owner Trustee. Notwithstanding anything contained herein to the contrary, this Supplemental Indenture has been executed by Deutsche Bank Trust Company Delaware not in its individual capacity but solely in its capacity as AART Owner Trustee of the Issuing Entity and in no event shall Deutsche Bank Trust Company Delaware in its individual capacity or, except as expressly provided in the Trust Agreement, as AART Owner Trustee of the Issuing Entity have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuing Entity hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuing Entity. For all purposes of this Supplemental Indenture, in the performance of its duties or obligations hereunder or in the performance of any duties or obligations of the Issuing Entity hereunder, the AART Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Article VI of the Trust Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ALLY AUTO RECEIVABLES TRUST 2012-SN1

By:DEUTSCHE BANK TRUST COMPANY DELAWARE, not in its individual capacity but solely as AART Owner Trustee

By:/s/ Mark DiGiacomo
Name:Mark DiGiacomo
Title:Attorney-in-fact

By:/s/ Susan Barstock
Name:Susan Barstock
Title:Attorney-in-fact

CITIBANK, N.A., not in its individual capacity but solely as AART Indenture Trustee By:/s/ Kristen Driscoll Name:Kristen Driscoll Title:Vice President